Exhibit 99.2

CONSENT OF ANTHONY A. WILLIAMS

I consent to the use of my name as a director nominee in the section “Management” in the Registration Statement to be filed by Meruelo Maddux Properties, Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: January 2, 2007

/s/ Anthony A. Williams
Name:	Anthony A. Williams